Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS FINANCIAL PERFORMANCE FOR
THE FOURTH QUARTER AND FISCAL 2009

Union City, California – April 29, 2009 - ABAXIS, Inc. (NasdaqGS: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the fiscal quarter and the fiscal year ended March 31, 2009.

Highlights for the fourth quarter and fiscal 2009 include:
•	Revenues of $26.3 million for the fourth quarter, down 1% over last year’s comparable quarter, and $105.6 million for fiscal 2009, up 5% year-over-year.
•	Veterinary sales in North America of $16.5 million for the fourth quarter, up 13% over last year’s comparable quarter, and $60.3 million for fiscal 2009, up 5% year-over-year.
•	Total sales in the veterinary market of $19.6 million for the fourth quarter, up 5% over last year’s comparable quarter, and $74.0 million for fiscal 2009, up 4% year-over-year.
•	Total sales in North America of $22.2 million for the fourth quarter, up 1% over last year’s comparable quarter, and $87.8 million for fiscal 2009, up 5% year-over-year.
•	Medical reagent disc sales of 412,000 units for the fourth quarter, up 11% over last year’s comparable quarter, and 1.7 million units for fiscal 2009, up 32% year-over-year.
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Medical and veterinary reagent disc sales of 1.4 million units for the fourth quarter, compared to 1.3 million units in the same period last year, up 1% over last year’s comparable quarter, and 5.3 million units for fiscal 2009, up 7% year-over-year.

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Medical and veterinary reagent disc sales of $17.0 million for the fourth quarter, compared to $15.7 million in the same period last year, up 8% over last year’s comparable quarter, and $64.1 million for fiscal 2009, up 10% year-over-year.

•	Gross profit of 55.7% for the fourth quarter, up 120 basis points over last year’s comparable quarter, and 55.5% for fiscal 2009, up 80 basis points year-over-year.
•	Improvement of 3% in average unit cost of medical and veterinary reagent discs from fiscal 2008 to fiscal 2009.
•	Diluted EPS of $0.12 for the fourth quarter versus $0.15 in the same period last year, and $0.54 for fiscal 2009, compared to $0.56 for fiscal 2008.
•	Cash, cash equivalents and short- and long-term investments as of March 31, 2009 of $74.9 million, compared to $59.7 million as of March 31, 2008.

Quarterly Results:  For the fiscal quarter ended March 31, 2009, Abaxis reported revenues of $26.3 million, as compared with revenues of $26.7 million for the comparable period last year, a decrease of 1 percent.  Revenue from instrument sales, which include chemistry analyzers, hematology instruments and coagulation analyzers, decreased by an aggregate of $2.2 million, or 28 percent, over the same period last year.  Revenue from consumables, which include reagent discs, hematology reagent kits, coagulation reagents and heartworm rapid tests, increased by an aggregate of $2.0 million, or 12 percent, over the same period last year.  The company reported net income of $2.6 million, compared to $3.3 million for the same period last year.  The company’s effective tax rate in the quarter ended March 31, 2009 was 40 percent, compared to 37 percent for the same period last year.  The company reported diluted net income per share of $0.12 (calculated based on 22,302,000 shares) for the fourth quarter of fiscal 2009, compared to $0.15 per share (calculated based on 22,393,000 shares) for the same period last year.

Fiscal 2009 Results:  For the year ended March 31, 2009, Abaxis reported revenues of $105.6 million, as compared with revenues of $100.6 million for the comparable period last year, an increase of 5 percent.  Instrument revenue decreased $1.8 million, or 6 percent, over the same period last year.  Consumable revenue increased by an aggregate of $7.1 million, or 12 percent, over the same period last year.  The company reported net income of $12.0 million, compared to $12.5 million for the prior year.  The company’s effective tax rate in the 12-month periods of both fiscal 2009 and 2008 was 37 percent.  The company reported diluted net income per share of $0.54 (calculated based on 22,324,000 shares) for fiscal 2009, compared to $0.56 per share (calculated based on 22,261,000 shares) for fiscal 2008.

Other Reported Information:  Consumable revenue for the fourth quarter of fiscal 2009 was $18.7 million, up 12 percent over the $16.7 million reported in the same period last year.  During the quarter, the company sold a total of 1.4 million units of medical and veterinary reagent discs, an increase of 1 percent compared to a total of 1.3 million units of medical and veterinary reagent discs sold during the same period last year.  Total sales in the medical market for the fourth quarter of fiscal 2009 were $5.1 million, a decrease of 20 percent over last year’s comparable quarter.  Medical sales in North America, excluding sales to the U.S. government, during the fourth quarter of fiscal 2009 were $3.4 million, a decrease of 24 percent over last year’s comparable quarter.  Total sales in the veterinary market for the fourth quarter of fiscal 2009 were $19.6 million, up 5 percent over last year’s comparable quarter.  Veterinary reagent disc sales for the fourth quarter of fiscal 2009 were $13.2 million, an increase of 7 percent compared to the same period last year.

The company ended the quarter with $74.9 million in cash, cash equivalents and investments.  As of March 31, 2009, the company had a total of $20.8 million in short-term investments and $4.9 million in long-term investments.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “While the impact of the weak economy took its toll during the quarter, we are pleased with the overall results for the year and we look forward to fiscal 2010.  Given current economic conditions we are pleased with the solid double-digit (12 percent) annual growth in the recurring revenue component of our business, maintaining solid gross margins and selling more than 5 million reagent discs during the fiscal year, a milestone for the company.  We are also gratified with the initial market acceptance of our recently introduced VetScan Canine Heartworm Rapid Tests.”

“With regards to the financial condition of the company, Abaxis is in a very strong position with cash and investments approaching $75 million and a balance sheet with no long-term debt.  Our dedication over the years to operating this company on a conservative financial basis has served us well in the past and particularly so during the current global macro-economic downturn.  We believe that as the economy works its way through the recession, Abaxis is well positioned to resume a strong growth trajectory.”

“An important contributor to that growth trajectory will be the process improvements and product manufacturing quality that have been achieved in the past 18 months across our entire manufacturing platform under the watchful eye of Don Wood, our vice president of operations.  Don has reshaped our manufacturing processes and has focused the energy and innovative spirit of our team to achieve significant efficiencies in the production of leading-edge point-of-care technology.  The Board of Directors have elected to promote Don Wood to the position of Chief Operations Officer, effective April 22, 2009, and he will be an integral part of the executive management team of Abaxis.  We appreciate all of Don’s efforts to this point and we expect even greater contributions going forward,” concluded Mr. Severson.

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on April 29, 2009.  Participants can dial (877) 356-5706 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 93292011, through May 2, 2009.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Non-GAAP Financial Measures
To supplement its financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share.  This non-GAAP financial presentation is not a measurement of performance under GAAP in the United States of America.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, process improvements and product manufacturing quality and efficiencies in future production of our products. Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to the market acceptance of the company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy, risks involved in carrying of inventory and other risks detailed under “Risk Factors” in Abaxis’ Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008 and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2009	2008	2009	2008

Revenues	$26,338	$26,738	$105,562	$100,551
Cost of revenues	11,663	12,176	46,937	45,507
Gross profit	14,675	14,562	58,625	55,044

Operating expenses:
Research and development	2,245	1,862	8,361	6,966
Sales and marketing	6,330	6,023	24,712	23,689
General and administrative	1,902	1,921	7,757	6,681
Total operating expenses	10,477	9,806	40,830	37,336

Income from operations	4,198	4,756	17,795	17,708
Interest and other income (expense), net	131	516	1,271	2,096
Income before income taxes	4,329	5,272	19,066	19,804
Income tax provision	1,745	1,960	7,053	7,301
Net income	$2,584	$3,312	$12,013	$12,503

Net income per share:
Basic net income per share	$0.12	$0.15	$0.55	$0.58
Diluted net income per share	$0.12	$0.15	$0.54	$0.56

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	21,912	21,674	21,826	21,499
Weighted average common shares outstanding - diluted	22,302	22,393	22,324	22,261

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	March 31,	March 31,
	2009	2008
Current assets:
Cash and cash equivalents	$49,237	$17,219
Short-term investments	20,776	6,991
Trade receivables, net	21,983	20,873
Inventories, net	15,735	18,657
Prepaid expenses	957	427
Net deferred tax asset - current	4,676	2,426
Total current assets	113,364	66,593
Long-term investments	4,886	35,463
Property and equipment, net	14,798	14,599
Intangible assets, net	5,175	375
Other assets	24	5
Net deferred tax asset - non-current	2,464	3,868
Total assets	$140,711	$120,903

Current liabilities:
Accounts payable	$3,963	$6,421
Accrued payroll and related expenses	3,698	4,277
Other accrued liabilities	1,150	1,369
Deferred revenue	1,024	807
Warranty reserve	1,714	1,219
Total current liabilities	11,549	14,093

Non-current liabilities:
Deferred rent	137	286
Deferred revenue	1,550	1,146
Warranty reserve	583	729
Total non-current liabilities	2,270	2,161

Shareholders' equity:
Common stock	117,846	109,031
Retained earnings (accumulated deficit)	9,046	(2,967)
Accumulated other comprehensive loss	-	(1,415)
Total shareholders' equity	126,892	104,649
Total liabilities and shareholders' equity	$140,711	$120,903

Non-GAAP Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Shares used in the calculation of operating income per share (non-GAAP):
Weighted average common shares outstanding - basic	21,912	21,674	21,826	21,499
Weighted average common shares outstanding - diluted	22,302	22,393	22,324	22,261

Non-GAAP operating income per share - basic	$0.19	$0.22	$0.82	$0.82
Non-GAAP operating income per share - diluted	$0.19	$0.21	$0.80	$0.80

Revenues by Geographic Region
(In thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
North America	$22,241	$21,962	$87,801	$83,830
International	4,097	4,776	17,761	16,721
Total revenues	$26,338	$26,738	$105,562	$100,551

Revenues by Customer Group
(In thousands)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
Medical Market	$5,077	$6,309	$24,796	$22,764
Veterinary Market	19,581	18,593	74,046	71,091
Other	1,680	1,836	6,720	6,696
Total revenues	$26,338	$26,738	$105,562	$100,551